Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2008 in the Amendment No. 2 to the Registration Statement on Form S-4 and the related Prospectus of Goodman Global, Inc. for the registration of its Senior Subordinated Notes due 2016.

/s/ Ernst & Young LLP

Houston, Texas

June 11, 2008